EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lifestream Technologies, Inc. takes actions to explore strategic alternatives; announces pending delisting from OTC Bulletin Board

Post Falls, Idaho – October 24, 2006 – Lifestream Technologies, Inc. (OTCBB:LFTC) today announced that it is seeking strategic alternatives for all or portions of its business, and is focusing on the orderly wind down and sale of its assets. The Company also announced that its stock is expected to be delisted from the OTC Bulletin Board effective November 3, 2006 due to its failure to timely file its annual report on Form 10-KSB for the fiscal year ended June 30, 2006. The Company’s stock also currently trades on the electronic “pink sheets,” which is not affected by the pending delisting from the OTC Bulletin Board.

The Company also announced that together with Lifestream Diagnostics Inc., the Company has entered into a Forbearance Agreement with its senior lender RAB Special Situations (Master) Fund Limited. As contemplated by the Forbearance Agreement, the Company has engaged the turnaround specialist firm Conway MacKenzie & Dunleavy (“CM&D”) to provide restructuring services. As a part of this engagement, the Company appointed Frank R. Mack, a Managing Director of CM&D, as Chief Restructuring Officer. Mr. Mack will report directly to the Board of Directors of the Company.

Prior to joining Conway MacKenzie & Dunleavy, Mr. Mack was a Principal of Kugman Associates, Inc. He is a Certified Turnaround Professional, a Certified Fraud Examiner and a Certified Public Accountant. Mr. Mack received his Master of Business Administration in Finance from the University of Chicago’s Graduation School of Business and his Bachelor of Science degree from DePaul University. The Company does not have an employment agreement with Mr. Mack. The Company’s contract with CM&D provides that the Company will pay for the service of CM&D personnel on an hourly basis at rates ranging from $235 to $495 per hour.

Certain additional information concerning the matters announced in this release are contained in a current report on Form 8-K to be filed with the Securities and Exchange Commission by the Company.

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This news release includes certain forward-looking statements within the meaning of the safe harbor protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from anticipated results.

Contact:

Matt Colbert

Lifestream Technologies

208-457-9409 ext. 1209

mattc@lifestreamtech.com